Exhibit 21

Subsidiaries
The significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows at December 31, 1994:

                                              Place of
Name                                          Organization

Consolidated Subsidiaries:
Allstate Holdings, Inc.                         Delaware
   The Allstate Corporation                     Delaware
      Allstate Insurance Company                Illinois
    Allstate Life Insurance Company             Illinois
Homart Holding Company of Delaware, Inc.        Delaware
   Homart Development Co.                       Delaware
   HD Delaware Properties, Inc.                 Delaware
Sears Canada Inc.                               Canada
   Sears Acceptance Company Inc.                Canada
Sears Roebuck de Mexico, S.A. de C.V.           Mexico
Sears Credit Corp. I                            Delaware
Sears Credit Corp. II                           Delaware
Sears Credit Corp. A                            Delaware
Sears Credit Corp. B                            Delaware
Sears DC Corp.                                  Delaware
Sears Overseas Finance N.V.                     Netherlands Antilles
Sears Receivables Financing Group, Inc.         Delaware
Sears Roebuck Acceptance Corp.                  Delaware
Western Auto Supply Company                     Delaware
189 other companies                             Various







   The Company owns 20% to 50% of the outstanding voting securities of 61 companies which are accounted for on an equity method.

   The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent) of their outstanding capital stock. The Company disclaims control of any such companies.